Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Registration Statement on Form SB-2 and the related Prospectus of our report dated April 20, 2005, which includes an explanatory paragraph as to going concern, relating to our audits of the balance sheet of Glyconix Corp. as of December 31, 2004 and the related statements of operations, changes in stockholders’ equity (capital deficiency), and cash flows for each of the years in the two-year period ended December 31, 2004 and for the period from August 21, 2001 (inception) through December 31, 2004 ended which appears in such Prospectus. We also consent to reference to us under the caption “Interest of Named Experts and Counsel – Accounting Matters” in such Prospectus.

/s/ Eisner LLP
Eisner LLP

New York, New York

October 12, 2005